EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Travelzoo Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-121076 and No. 333-119700) and on Form S-8 (No. 333-116093, No. 333-173175, and 333-182934) of Travelzoo Inc. and subsidiaries (Travelzoo) of our report dated February 12, 2014, with respect to the consolidated balance sheets of Travelzoo as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Travelzoo.

/s/ KPMG LLP
Santa Clara, California
February 12, 2014